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                                    EXHIBIT 5






                                        November 2, 1998



The Board of Directors
Westbank Corporation
225 Park Avenue
West Springfield, MA 01089-3326

Gentlemen:

         Westbank Corporation ("Westbank") has entered into an Affiliation and Merger Agreement dated as of July 15, 1998 (the "Merger Agreement"), by and among Westbank, Park West Bank and Trust Company ("Park West"), a wholly owned bank subsidiary of Westbank, Cargill Bancorp, Inc. ("Cargill") and Cargill Bank ("Cargill Bank"), a wholly owned subsidiary of Cargill. Pursuant to the terms of the Merger Agreement, Cargill will merge with and into Westbank, as a result of which Cargill Bank will become a wholly owned direct subsidiary of Westbank. As a result of the foregoing transactions, Westbank will be the bank holding company for Park West and Cargill Bank, and each of Park West and Cargill Bank will be wholly owned direct subsidiaries of Westbank.

         At the Effective Time of the Merger, each outstanding share of Cargill Common Stock will be converted into and become exchangeable for shares of Westbank Common Stock plus cash in lieu of any fractional share of Westbank Common Stock (the "Exchange Ratio"), as follows:

         1. If the Westbank Market Value is greater than or equal to $13.07, then 1.3008 fully paid and nonassessable shares of Westbank Common Stock will be exchanged for one (1) share of Cargill Common Stock;

         2. If the Westbank Market Value is less than $13.07 but greater than or equal to $12.00, then the number of fully paid and nonassessable shares of Westbank Common Stock (rounded to the nearest one ten-thousandth of a share) is obtained by dividing (A) $17.00 per share by (B) the Westbank Market Value and exchanging the resulting number with one (1) share of Cargill Common Stock; or


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Board of Directors
November 2, 1998
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         3. If the Westbank Market Value is less than $12.00, then 1.4167 fully paid and nonassessable shares of Westbank Common Stock will be exchanged for one
(1) share of Cargill Common Stock. However, if Westbank's Market Value is less than $12.00, the Board of Directors of Cargill may elect to, but is not required to, terminate the Merger Agreement unless Westbank increases the exchange ratio to (A) $17.00 per share divided by (B) the Westbank Market Value.

         The Westbank Market Value is defined in the Merger Agreement as the average of the closing prices of Westbank Common Stock on the NASDAQ National Market System for each of the twenty (20) consecutive trading days ending on the fifth trading day before the last required approval of a governmental entity is obtained with respect to the transactions contemplated in the Merger Agreement, without regard to any requisite waiting period in respect thereof, except if the closing does not occur on or before the sixteenth day following the last regulatory approval solely because of the non-expiration of waiting periods, then it shall mean the date five (5) business days before the closing. Cash will be given in lieu of fractional shares.

         This opinion is rendered with respect to the shares of Common Stock to be issued to the shareholders of Cargill upon the effectiveness of the Merger Agreement. The Merger Agreement is set forth as Appendix A, to the Proxy Statement-Prospectus of Westbank (the "Proxy Statement-Prospectus") that forms a part of Westbank's registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission on September 30, 1998, and amended by Amendment Number One filed thereto on or about November 2, 1998.

         We have reviewed the Articles of Organization, as amended and Bylaws, as amended of Westbank, the Proxy Statement-Prospectus, the Merger Agreement, records of the proceedings of the Board of Directors of Westbank and such other records as we deem relevant for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the validity of all applicable statutes and regulations, the legal authority and the capacity of all persons executing documents and proper indexing and accuracy of all public records and documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Westbank and others. The opinions set forth herein are based on the laws of the Commonwealth of Massachusetts and the corporate laws of the Commonwealth of Massachusetts as the same exist on the date hereof, and no opinion expressed as to the laws of any other jurisdiction.

         Based upon the foregoing, we are of the opinion that when the Merger has been approved by the requisite vote of the shareholders of Cargill as set forth in the Proxy Statement-Prospectus and when the other conditions to the Merger set forth in the Merger Agreement and in the Proxy
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Board of Directors
November 2, 1998
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Statement/Prospectus have been satisfied or, if permitted, waived, and the
Merger has become effective, the shares of Westbank Common stock to be issued to the shareholders of Cargill pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable.

         The opinions expressed herein are made as of the date hereof pursuant to the requirements of Regulation S-K, Item 601, of the United States Securities and Exchange Commission in regard to the shares being registered pursuant to the Registration Statement.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Legal Matters" in the Registration Statement and Proxy Statement-Prospectus.

                                        Sincerely,

                                        /s/ Cranmore, FitzGerald & Meaney

                                        CRANMORE, FITZGERALD & MEANEY